SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

VF CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

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(4)	Date Filed:

VF CORPORATION

March 25, 2004

Dear Shareholder:

      The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 27, 2004, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      At the meeting, shareholders will be asked to (i) elect four directors; (ii) approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 8.0 million shares and increase the annual per-person limitation on grants of restricted stock and restricted stock units (the “Stock Compensation Plan Proposal”); (iii) ratify the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004; (iv) consider two shareholder proposals if properly presented to the meeting; and (v) consider such other matters as may properly come before the meeting.

      Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the Stock Compensation Plan Proposal, FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors, and AGAINST the shareholder proposals. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

      You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

      Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Mackey J. McDonald
Chairman, President and
Chief Executive Officer

VF CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 27, 2004

March 25, 2004

To the Shareholders of VF CORPORATION:

      The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 27, 2004, at 10:30 a.m., for the following purposes:

      (1) to elect four directors to hold office until the 2007 Annual Meeting of Shareholders;

      (2) to approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 8.0 million shares and increase the annual per-person limitation on grants of restricted stock and restricted stock units;

      (3) to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004;

      (4) to consider two shareholder proposals if properly presented by the proponents; and

      (5) to transact such other business as may properly come before the meeting and any adjournments thereof.

      A copy of VF’s Annual Report for 2003 is enclosed for your information.

      Only shareholders of record as of the close of business on March 9, 2004 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through

our toll-free telephone number or by signing, dating and
promptly returning your proxy in the enclosed envelope.

VF CORPORATION

PROXY STATEMENT

For the 2004 Annual Meeting of Shareholders

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April 27, 2004 and any adjournments of the meeting (the “Meeting”).

ABOUT THE MEETING

What is the purpose of the Meeting?

      At the Meeting, holders of VF Common Stock and Series B ESOP Convertible Preferred Stock (“Series B ESOP Stock”) will act upon the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of four directors, approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 8.0 million shares and increase the annual per-person limitation on grants of restricted stock and restricted stock units (the “Stock Compensation Plan Proposal”), ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004, consideration of two shareholder proposals if properly presented by the proponents, and transaction of other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting?

      Only shareholders of record on March 9, 2004, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

      Each share of Common Stock is entitled to one vote and each share of Series B ESOP Stock is entitled to two votes on each matter considered at the Meeting.

How do shareholders vote?

      Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted in accordance with the recommendation of the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

      There are three ways to vote by proxy:

1) BY INTERNET: Visit the web site http://www.eproxyvote.com/vfc. To vote your shares, you must have your proxy/voting instruction card in hand. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 26, 2004;

2) BY TELEPHONE: Call toll-free 1-877-PRXVOTE (1-877-779-8683). Shareholders outside of the U.S. and Canada should call 1-201-536-8073. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 26, 2004; or

3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (US only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o EquiServe Trust Company, N.A., P.O. Box 8923, Edison, New Jersey 08818-8923.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU NEED

NOT RETURN YOUR PROXY/ VOTING INSTRUCTION CARD.

If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?

      Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 9, 2004, there were 110,415,498 outstanding shares consisting of 109,486,200 shares of Common Stock and 929,298 shares of Series B ESOP Stock. Holders of these outstanding shares are entitled to cast 111,344,796 votes at the Meeting.

What are the Board’s recommendations?

      The Board recommends a vote FOR the election of the four nominees proposed for election as directors, FOR the Stock Compensation Plan Proposal, FOR ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004, and AGAINST approval of each of the shareholder proposals. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Mackey J. McDonald, Chairman, President and Chief Executive Officer of VF, and Candace S. Cummings, Vice President-Administration, General Counsel and Secretary of VF.

What vote is required to approve each item?

      The four nominees for election as directors who receive the greatest number of votes will be elected directors. Approval of the Stock Compensation Plan Proposal, approval of the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004, and approval of the shareholder proposals each requires the affirmative vote of a majority of the votes cast on such matter at the Meeting, provided that, in the case of the Stock Compensation Plan Proposal, the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Shares of Common Stock and shares of Series B ESOP Stock will vote together as a single class. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, approval of the Stock Compensation Plan Proposal, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for fiscal 2004, or approval of the shareholder proposals.

Other Information

      A copy of VF’s Annual Report for the fiscal year ended January 3, 2004 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

      VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to security holders on approximately March 25, 2004.

ITEM NO. 1

ELECTION OF DIRECTORS

      VF’s Board of Directors has nominated the four persons named below to serve as directors until the 2007 Annual Meeting. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 11 of VF’s 12 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles, and the Listing Standards of the New York Stock Exchange, the principal securities exchange on which VF’s Common Stock is traded.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

To Serve Until the 2007 Annual Meeting
Edward E. Crutchfield, 62	Retired; Former Chairman and Chief Executive Officer, First Union Corporation	1992
George Fellows, 61	Consultant to Investcorp International, Inc.	1997
Daniel R. Hesse, 50	Chairman, President and Chief Executive Officer, Terabeam Corporation	1999
Clarence Otis, Jr., 47	Executive Vice President of Darden Restaurants, Inc. and President of its Smokey Bones Restaurant division	2004

      Mr. Crutchfield served as the Chairman and Chief Executive Officer of First Union Corporation (now known as Wachovia Corporation), a banking and financial services company, from 1985 until his retirement in 2000. Mr. Crutchfield serves as a director of The Liberty Corp., a television broadcasting company. He is a member of the Executive, Compensation and Finance Committees of the Board of Directors.

      Mr. Fellows has served as a Consultant to Investcorp International, Inc. and other private equity firms since 2000. Previously, Mr. Fellows served as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

      Mr. Hesse has served as the Chairman, President and Chief Executive Officer of Terabeam Corporation, a telecommunications company, since 2000. Previously, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. He is a member of the Finance and Compensation Committees of the Board of Directors.

      Mr. Otis has been the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, since December 2002. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002, Senior Vice President and Chief Financial Officer from 1999 to 2002, Senior Vice President, Finance and Treasurer from 1997 to 1999, and Vice President and Treasurer from 1995 to 1997. Mr. Otis is a director of Travelers Property Casualty Corp., a property casualty insurance company.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2006 Annual Meeting
Robert J. Hurst, 58	Vice Chairman, The Goldman Sachs Group, Inc	1994
W. Alan McCollough, 54	Chairman, President and Chief Executive Officer, Circuit City Stores, Inc	2000
M. Rust Sharp, 63	Of Counsel to Heckscher, Teillon, Terrill & Sager (Attorneys)	1984
Raymond G. Viault, 59	Vice Chairman, General Mills, Inc	2002

      Mr. Hurst is Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, L.P., the predecessor of The Goldman Sachs Group, Inc., and served as its Head or Co-Head of Investment Banking from 1990 to 1999. VF maintains investment banking relations with Goldman Sachs. Mr. Hurst is a member of the Executive and Finance Committees of the Board of Directors.

      Mr. McCollough has served as Chairman, President and Chief Executive Officer of Circuit City Stores, Inc. since 2002. In 2000, he was elected to the company’s board of directors and added the title of Chief Executive Officer. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City. Mr. McCollough is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

      Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from 1996 to 1999. Mr. Sharp is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management.”)

      Mr. Viault is Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses. Mr. Viault joined General Mills as Vice Chairman in 1996. Mr. Viault also serves as a director of General Mills and of Newell Rubbermaid Inc., a consumer products company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2005 Annual Meeting
Juan Ernesto de Bedout, 59	President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula F. Fairbairn, 61	Executive Vice President — Human Resources & Quality, American Express Company	1994
Barbara S. Feigin, 66	Consultant	1987
Mackey J. McDonald, 57	Chairman of the Board, President, and Chief Executive Officer of VF	1993

      Mr. de Bedout has served as President of Latin American Operations for Kimberly-Clark Corporation, responsible for business units in Central and South America as well as the Caribbean, since 1998. He is a member of the Audit and Finance Committees of the Board of Directors.

      Mrs. Fairbairn has served as Executive Vice President — Human Resources & Quality of American Express Company, a financial services company, since 1996. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc. and Sunoco, Inc. She is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management.”)

      Mrs. Feigin has been a Consultant specializing in strategic marketing and branding since 1999. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement from that position in 1999. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Nominating and Governance Committee of the Board of Directors.

      Mr. McDonald joined VF’s Lee division in 1983. He served in various managerial positions with VF’s subsidiaries until 1991 when he was named a VF Group Vice President. Mr. McDonald was elected President and a director of VF in 1993 and Chief Executive Officer in 1996. He has served as Chairman, President, and Chief Executive Officer of VF since 1998. He is a director of Wachovia Corporation, Hershey Foods Corporation, and, since November 2002, Tyco International Ltd. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating and Governance and Compensation Committees of the Board of Directors.

CORPORATE GOVERNANCE AT VF

      As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman, President and CEO and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. The chairs of the Nominating and Governance, Audit and Compensation Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis.

Corporate Governance

      VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which, in addition to director independence, address a number of other important governance issues such as qualifications for Board membership; mandatory retirement for Board members at age 70; a requirement that directors submit their resignation for consideration upon a substantial change in principal occupation or business affiliation; Board leadership; committee responsibilities; authority of the Board to engage outside independent advisors as they deem appropriate; succession planning for the chief executive officer; and annual Board self-evaluation. In addition, the Board of Directors has for many years had in place formal charters setting forth the powers and responsibilities of each of its committees. The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information, including the method for interested parties to communicate directly with the non-management members of the Board of Directors, are available on VF’s website (www.vfc.com) and will be provided to any shareholder upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420.

      Management has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and the New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. We believe that the Board’s Corporate Governance Principles and committee charters meet these requirements.

Board of Directors

      In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 12. Eleven of VF’s directors are non-employee directors. The Board considered transactions and relationships between each director and members of his or her immediate family and VF and determined that 11 of VF’s 12 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors under the New York Stock Exchange Listing Standards and the categorical standards adopted by the Board which are part of the Corporate Governance Principles.

      During 2003, VF’s Board of Directors held ten meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, committees of which they are members and the annual meetings of shareholders. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and each member of the Board attended the annual meeting of shareholders in 2003.

Board Committees and Their Responsibilities

      The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation and each committee may engage outside independent advisors as the committee deems appropriate. Following is a brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees.

      Audit Committee: The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include (1) selecting the independent auditors for VF, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit and VF’s selection and disclosure of critical accounting policies, (4) reviewing with management and the independent auditors our annual and quarterly statements prior to filing them with the Securities and Exchange Commission, (5) overseeing the scope and adequacy of VF’s system of internal accounting controls and (6) preparing a report to shareholders annually for inclusion in the proxy statement. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for VF. As of the date of this proxy statement, the members of the committee are Messrs. Fellows (Chairman), de Bedout, McCollough and Viault. The committee held nine meetings during 2003. The Board of Directors has determined that Messrs. Fellows, McCollough and Viault qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Fellows, McCollough and Viault acquired those attributes through actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements in their roles as chairman and chief executive officer or vice chairman of a public company. In addition to his service as vice chairman of General Mills, Mr. Viault acted as chief financial officer of General Mills for two years and currently serves on the audit committee of another public company. Mr. Fellows has served as chairman of the VF Audit Committee since 1998, Mr. McCollough has served on the Committee since 2000, and Mr. Viault has served on the Committee since 2003.

      Finance Committee: The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the committee include reviewing and recommending to the Board actions concerning (1) dividend policy, (2) changes in capital structure, including debt or equity issuances, (3) the financial aspects of proposed acquisitions or divestitures, and (4) VF’s annual capital expenditure budgets and certain capital projects. As of the date of this proxy statement, the members of the committee are Messrs. Crutchfield (Chairman), de Bedout, Hesse and Hurst. The committee held four meetings during 2003.

      Nominating and Governance Committee: The responsibilities of the Nominating and Governance Committee include (1) screening potential candidates for director and recommending candidates to the Board of Directors, (2) recommending to the Board a succession plan for the Chairman of the Board and Chief Executive Officer, and (3) reviewing and recommending to the Board governance policies and principles for VF. The committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience and acumen. Clarence Otis, Jr., who was elected to the Board effective January 1, 2004, was identified by such a third party search firm. The committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”). The committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the committee are Mrs. Feigin (Chairman) and Messrs. Fellows, McCollough and Viault. The committee held seven meetings during 2003.

      Compensation Committee: The Compensation Committee reviews VF’s compensation and benefits programs, considers VF’s organizational structure, including management development and succession, except for the Chairman of the Board and Chief Executive Officer, and makes recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for VF’s Chief Executive Officer and other executive officers, (2) setting performance goals under VF’s incentive compensation programs and (3) preparing a report to shareholders annually for inclusion in the proxy statement. The members of the committee are Mrs. Fairbairn (Chairman) and Messrs. Crutchfield, Hesse and Sharp. The committee held four meetings during 2003.

Directors’ Compensation

      Each director other than Mr. McDonald receives an annual stipend of $35,000, payable in quarterly installments, plus a fee of $1,000 for each Board meeting attended. Each director who serves on a committee is paid $1,000 for each meeting attended. Each director serving as chairman of a committee also receives an additional stipend of $5,000 per year. Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular compensation for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her stipend and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Seven directors elected to defer compensation in 2003. VF does not provide pension, medical or life insurance benefits to its non-employee directors.

      In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units) under VF’s 1996 Stock Compensation Plan. Currently, stock options are granted to non-employee directors at a rate of 4,800 per year. Such options have an exercise price equal to fair market value at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options remain exercisable for 36 months after the director’s disability or retirement or 12 months after the director’s death. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of management and shareholders. Accordingly, directors are required to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to two times their annual retainer.

      Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the “Committee”) reports as follows with respect to compensation of executive officers for the fiscal year ended January 3, 2004:

Principles of Executive Compensation Program

      The goals of VF’s Executive Compensation Program (the “Program”) are to attract and retain highly competent executives, to provide incentives for achieving and exceeding VF’s short-term and long-term financial goals and to align the financial objectives of VF’s executives with those of its shareholders, both in the short and long term.

      The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to maximize long-term total shareholder return by providing executives with incentives tied to stock ownership and value, thus aligning interests of shareholders and executives. VF balances each of the Program’s objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual cash incentives and long-term incentives consisting of performance-contingent Common Stock units and stock options.

      VF’s philosophy is that a significant portion of each executive’s total compensation should be at-risk based on VF’s financial performance. The at-risk components of total compensation are progressively greater for higher level positions. For 2003, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages for executive officers named in this proxy statement ranged from 64% to 73%.

Competitive Compensation Targets

      Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for designated management positions. The Committee used information provided by Towers Perrin, its outside compensation consultant, regarding its executive compensation database, which includes executive compensation data for over 500 large U.S.-based companies (the “Comparison Group”), as well as information about companies within the S&P 1500 Apparel, Accessories & Luxury Goods Index to establish compensation targets for 2003. In general, VF targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions within VF’s Comparison Group based on targeted performance goals established by the Committee. Benefits and indirect compensation are set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation.

      Base Salary: Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, VF’s salary budget, labor market conditions and current compensation, as compared to market practice, based on guidance provided by the Committee’s outside compensation consultant.

      Annual Incentives: Under the VF Executive Incentive Compensation Plan (“EIC Plan”), a performance goal, currently based on VF’s earnings per share (excluding the effects of extraordinary and non-recurring items) and net sales, is set each year by the Committee. The Committee establishes a fixed percentage of the mid-point of each executive’s salary grade as the executive’s targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of the performance goal, annual cash awards for 2003 could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. The maximum individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the previous year. The Committee may exercise discretion to reduce awards under the EIC Plan generally or for any individual participant. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the valuable accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

      Long-Term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.

      Under VF’s Mid-Term Incentive Plan (implemented under the VF 1996 Stock Compensation Plan) as in effect for the three-year performance cycle 2001-2003, performance-contingent Common Stock units could be awarded by the Committee if VF’s average total shareholder return (Common Stock price change plus dividend yield) for the three-year performance period compared favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share was achieved in the last year of the performance period. For the three-year performance period ended December 31, 2003, the performance peer group consisted of 15 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.

      For three-year performance cycles beginning in 2004 and thereafter, awards under the 2004 Mid-Term Incentive Plan will depend on the level of achievement of performance goals set by the Committee.

      Stock options are typically granted annually under the VF 1996 Stock Compensation Plan. Non-qualified stock options have a stated term of ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Compensation Plan, options generally remain exercisable during the period severance payments (if any) are made in the case of involuntary termination of employment, for 36 months after death or retirement under the VF Pension Plan, and for 12 months after termination of employment due to disability. The Committee determines a value of options granted to executive officers as a component of the total targeted compensation. This value is based on an accepted valuation methodology.

      The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee’s assessment of the individual’s performance. The Committee does not assign specific weighting to these factors.

      The VF 1996 Stock Compensation Plan is proposed to be amended and restated. (See “Item No. 2 – Approval of an Amendment and Restatement of VF’s 1996 Stock Compensation Plan”.)

      Stock Ownership Commitment. It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of the shareholders. Senior executives are subject to share ownership guidelines that require that they accumulate, over a specific period of time, and then retain, shares of VF Common Stock having a market value ranging from one to five times annual base salary, depending upon the position. Until the targeted ownership level is met, each senior executive is expected to hold shares equal to 50% of the notional after-tax value of each option exercised.

Summary of Actions Taken by the Compensation Committee

2003 Base Salary Increases

      At its February 2003 meeting, the Committee approved salary increases to be effective as of January 1, 2003. The base salary increase for each executive officer was based on (i) the Committee’s adjustment of the executive’s salary grade range, if appropriate, based on market guidance provided by the Committee’s outside compensation consultant, (ii) the Committee’s assessment of the individual’s salary within his or her salary grade based on the individual’s performance and (iii) VF’s overall merit increase budget for 2003 of approximately 2% for salaries of senior employees after adjustment for salary range changes.

Annual Incentive Awards

      At its February 2003 meeting, the Committee established the 2003 EIC Plan performance target and the targeted annual incentive awards for each participating executive as described above. At its February 2004 meeting, the Committee granted EIC Plan awards to the named executive officers based on the achievement of 98% of the EIC Plan performance target for 2003, excluding the effects of extraordinary and non-recurring items, resulting in a potential pay-out of 98% of the targeted awards.

Long-Term Incentive Awards

      At its February 2003 meeting, the Committee reviewed VF’s philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF’s practice to grant options to a significant number of management-level employees. In 2003, stock options were granted to 523 management-level employees. The stock options awarded to the named executive officers were based on the Committee’s assessment of the individual’s total compensation from a competitive perspective, within the guidelines established by the Committee, and the executive’s performance.

      At the February 2003 meeting, the Committee established target awards for the 32 participants in the Mid-Term Incentive Plan for the 2003-2005 performance cycle. At the February 2004 meeting, the Committee approved awards to the 32 participants in the Mid-Term Incentive Plan for the three-year performance period ended December 31, 2003. These awards were based on an increase in the earnings per share of VF of at least 5% in the last year of the performance period. The total shareholder return performance threshold was not achieved, but, based on the increase in earnings per share in 2003, executive officer participants were awarded 50% of the target number of Common Stock units potentially earnable under the Plan for the 2001-2003 performance period.

Compensation of the Chief Executive Officer

      The fiscal year 2003 compensation for Mr. McDonald, VF’s Chief Executive Officer, consisted of base salary, an annual incentive award and long-term incentive awards. The Committee determined the level for each of these elements using methods consistent with those used for other senior executives.

      Mr. McDonald’s base salary remained $990,000 in 2003 in light of the limits on deductibility for federal income tax purposes of certain compensation as described below under “Tax Deductibility Considerations.”

      In determining Mr. McDonald’s 2003 annual incentive award and long-term incentive awards, the Committee evaluated his performance by considering VF’s financial and operating performance for fiscal 2003. The Committee also considered Mr. McDonald’s personal performance against pre-established objectives in a number of areas, including growth, marketing effectiveness, supply chain improvements, common systems implementation and leadership development. The Committee reported on this evaluation to the non-employee members of the Board of Directors.

      Based on the foregoing evaluation and the level of achievement of the EIC Plan performance target for 2003, Mr. McDonald received an annual incentive award of $1,039,500 for 2003.

      Mr. McDonald was granted options for 350,000 shares of VF Common Stock in 2003 based on the Committee’s assessment of competitor compensation data, together with the projection of total targeted compensation within the guidelines described above, and the Committee’s assessment of Mr. McDonald’s performance.

      Mr. McDonald was awarded 3,929 shares of Common Stock for the 2001-2003 performance period under the Mid-Term Incentive Plan. The basis for this payout is described above. Mr. McDonald’s target award under the Mid-Term Incentive Plan for the 2003-2005 performance cycle was set at 7,346 shares. As in the case of other long-term incentive awards, this grant level was determined based on the Committee’s projection of total targeted compensation within the guidelines described above and the Committee’s assessment of Mr. McDonald’s performance.

Tax Deductibility Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to grant awards based on the Board’s assessment of individual performance and other relevant factors. Such discretionary awards may not meet the requirements for full deductibility of Section 162(m). In granting any such awards the Board takes into consideration any potential loss of deductibility.

Ursula F. Fairbairn, Chairman

Edward E. Crutchfield
Daniel R. Hesse
M. Rust Sharp

      The following table sets forth a summary of the compensation paid or accrued for the years 2001 through 2003 by VF to or for the benefit of the named executive officers.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards[1]

				Other	Stock
				Annual	Options/	LTIP	All Other
Name and				Compen-	SARs	Payouts	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)[2]	(#)	(#)	sation($)[3]

Mackey J. McDonald	2003	$990,000	$1,039,500	—	350,000	$169,733	$12,500
Chairman, President and	2002	990,000	1,455,000	—	350,000	310,800	12,500
Chief Executive Officer	2001	960,000	530,400	—	300,000	—	12,500

Terry L. Lay	2003	525,000	390,000	—	100,000	62,251	12,500
Vice President and Chairman —	2002	510,000	522,700	—	100,000	114,100	12,500
Outdoor and International Jeanswear Coalitions	2001	495,000	194,600	—	104,000	—	12,500

John P. Schamberger	2003	525,000	355,000	—	100,000	62,251	12,500
Vice President and Chairman —	2002	510,000	522,700	—	100,000	114,100	12,500
North & South America Jeanswear and Playwear Coalitions	2001	495,000	194,600	—	104,000	—	12,500

Robert K. Shearer	2003	440,000	325,000	—	80,000	51,710	12,500
Vice President — Finance and	2002	392,500	433,600	—	80,000	94,700	12,500
Global Processes and Chief Financial Officer	2001	360,000	161,500	—	84,000	—	12,500

Eric C. Wiseman	2003	423,000	315,000	—	80,000	62,251	12,500
Vice President and Chairman —	2002	370,000	433,400	—	80,000	94,700	12,500
Sportswear and Global Intimates Coalitions	2001	345,000	167,500	—	84,000	—	12,500

[1]	The target number and aggregate value of performance-contingent Common Stock units earnable by the named executive officers at January 3, 2004 were as follows: Mr. McDonald — 14,099, $614,434; Mr. Lay — 5,173, $225,439; Mr. Schamberger — 5,173, $225,439; Mr. Shearer — 4,296, $187,220; and Mr. Wiseman — 5,173, $225,439. If designated performance levels corresponding to a maximum earning of performance-contingent Common Stock units are achieved, the number of units that may be earned and the related dollar values for each executive officer in the preceding sentence would double. Also, at fiscal year-end, Mr. McDonald held 47,346 shares of restricted stock, having an aggregate value of $2,063,339, and Mr. Schamberger held 13,937 restricted shares, having an aggregate value of $607,374, based on the closing price of VF Common Stock on January 3, 2004.

[2]	The incremental cost to VF of perquisites and other personal benefits provided to each named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s Salary plus Bonus.

[3]	The amount in this column for 2003 represents VF’s matching contribution under the Executive Deferred Savings Plan.

LONG-TERM INCENTIVE AWARDS

Stock Options

      This table sets forth for the named executive officers information regarding the grant of stock options by VF in the 2003 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees other than limited stock appreciation rights, which become exercisable only upon a Change in Control. All stock options were granted under VF’s 1996 Stock Compensation Plan, as amended, which is a shareholder-approved plan. This Plan is VF’s only plan under which stock options and other equity awards are granted.

Options Granted in the Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants[1]					for Option Term[2]

	No. of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%	10%

M.J. McDonald	350,000	15.2%	$34.60	2/13/2013	$7,616,000	$19,299,000
T.L. Lay	100,000	4.4%	$34.60	2/13/2013	2,176,000	5,514,000
J.P. Schamberger	100,000	4.4%	$34.60	2/13/2013	2,176,000	5,514,000
R.K. Shearer	80,000	3.5%	$34.60	2/13/2013	1,741,000	4,411,000
E.C. Wiseman	80,000	3.5%	$34.60	2/13/2013	1,741,000	4,411,000

[1]	All of the options were non-qualified stock options granted in February 2003. Each option becomes exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully exercisable upon a Change in Control. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 12 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

[2]	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of VF Common Stock. It is important to note that options will result in receipt of no value to recipients, including the named executive officers, unless the stock price appreciates above the exercise price shown in the table during the period in which the option is exercisable.

     The following table sets forth for the named executive officers information regarding stock options exercised by them during the 2003 fiscal year, together with the number and value of stock options held at 2003 fiscal year end, each on an aggregate basis.

Aggregated Option Exercises in the 2003 Fiscal Year and Fiscal Year-End Option Value

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-End	Fiscal Year-End[1]

	Number of		(#)	($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable

M.J. McDonald	120,000	$2,108,632	630,729/683,333	$4,072,065/	$4,276,332
T.L. Lay	43,000	365,500	192,834/226,666	1,532,195/	1,567,465
J.P. Schamberger	148,000	2,080,751	165,334/226,666	478,295/	1,567,465
R.K. Shearer	13,000	218,590	179,667/158,333	1,279,608/	1,065,832
E.C. Wiseman	15,800	207,127	123,667/158,333	788,328/	1,065,832

[1]	Market value of underlying shares at fiscal year-end based on the fiscal year-end market price of $43.58 per share, minus the exercise price.

Performance-Contingent Common Stock Units

      This table gives information concerning the awards to the named executive officers made in 2003 for the three-year performance period of 2003 through 2005 under the Mid-Term Incentive Plan, a subplan under the VF 1996 Stock Compensation Plan. Under this Plan, the executives were awarded performance-contingent Common Stock units, which gave them the opportunity to earn shares of VF Common Stock. Actual payout of these shares is determined by a non-discretionary formula that compares VF’s average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry, or alternatively, a portion of the shares is earnable if a specified increase in earnings per share is achieved in the last year of the performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Estimated Future Payout Under
	Non-Stock Price-Based Plans[1,2]

Name	Threshold(#)	Target(#)	Maximum(#)

M.J. McDonald	3,673	7,346	14,692
T.L. Lay	1,348	2,695	5,390
J.P. Schamberger	1,348	2,695	5,390
R.K. Shearer	1,119	2,238	4,476
E.C. Wiseman	1,348	2,695	5,390

[1]	The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF’s future performance and the future performance of the peer group.

[2]	If VF’s performance is below the 40th percentile of the range relative to the performance peer group, then no shares will be earned unless VF’s earnings per share in the last year of the performance period increase by a targeted percentage, in which event the “Threshold” number of shares may be earned. To the extent that VF’s performance exceeds the 40th percentile of the performance range of the performance peer group, the minimum shares that will be earned is shown in the “Threshold” column. The “Target” number of shares shown will be earned if VF’s performance equals the 50th percentile of the performance range of the peer group, and the “Maximum” number of shares shown will be earned if VF’s performance equals the 90th percentile of the performance range of the peer group. Varying amounts between the threshold and target and between target and maximum may be earned for performance at levels between the 40th and 50th or between the 50th and 90th percentiles.

EQUITY COMPENSATION PLAN INFORMATION TABLE

      The following table provides information as of January 3, 2004 regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price	compensation plans
	outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category[1]	and rights[2]	and rights[2]	column (a))[3]

Equity compensation plans approved by shareholders	11,210,084	$37.54	3,129,607
Equity compensation plans not approved by shareholders	—	—	—
Total	11,210,084	$37.54	3,129,607

[1]	The table does not include information regarding the following VF plans:

•	Employee Stock Ownership Plan. As of January 3, 2004, there were 971,250 shares of Series B ESOP Stock outstanding, all of which were allocated to the accounts of participants in this Plan. Each share of Series B ESOP Stock is convertible into 1.6 shares of VF Common Stock.

•	Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, bonus and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of January 3, 2004, there were 242,443 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]	Includes 216,682 restricted stock units that were outstanding on January 3, 2004 under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which gives them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum payout of shares. Actual payout of these shares is determined by a non-discretionary formula that compares VF’s average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry, or alternatively, a portion of the shares is earnable if a specified increase in earnings per share is achieved in the last year of the performance period. Also includes 90,792 restricted stock units that have been awarded to participants but that participants have elected to defer. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $37.24.

[3]	Of the shares remaining available for future issuance, a total of 783,544 shares (assuming a maximum payout of shares) may be issued as restricted stock and restricted stock units under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock/unit awards may be granted. This Plan also authorizes the grant of options and other types of equity awards, so that shares will not necessarily be issued as restricted stock/unit awards.

FUTURE REMUNERATION

Pension Plan and Supplemental Executive Retirement Plan

      VF maintains and contributes to the VF Corporation Pension Plan (the “Pension Plan”), a defined benefit plan that covers all of VF’s domestic employees, including the named executive officers. Benefits under the Pension Plan are determined based on average annual salary and bonus compensation from January 1, 2004, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation commencing immediately prior to January 1, 2004, such employee’s compensation for a sufficient number of years immediately prior to 2004 shall be included to produce a minimum five compensation years.

      The Supplemental Executive Retirement Plan (“SERP”) is an unfunded, non-qualified plan for eligible participants primarily designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”) and (b) an election to defer compensation under VF’s Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. The combined retirement income from the Pension Plan and the SERP for each of the named executive officers, upon retirement at age 65, would be an amount equal to his Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his salary and bonus compensation during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of amounts of Social Security benefits.

      The following table reflects estimated annual benefits that would be payable under the Pension Plan and the SERP upon retirement at age 65 of individuals in the specified remuneration and years of service classifications.

Assumed Average
Remuneration	Years of Service:

	10 years	15 years	20 years	25 years or more

$600,000	$105,000	$158,000	$210,000	$263,000
800,000	141,000	212,000	282,000	353,000
1,100,000	195,000	293,000	390,000	488,000
1,250,000	222,000	333,000	444,000	555,000
1,500,000	267,000	401,000	534,000	668,000
2,000,000	357,000	536,000	714,000	893,000
2,250,000	402,000	603,000	804,000	1,005,000
2,500,000	447,000	671,000	894,000	1,118,000
2,750,000	492,000	738,000	984,000	1,230,000
3,000,000	537,000	806,000	1,074,000	1,343,000

      The amounts in the table have been computed on a straight life annuity basis. Final Average Compensation is based on salary and bonus as such amounts are computed and reflected in the Summary Compensation Table. Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald — 21 years;

Mr. Lay — 30 years; Mr. Schamberger — 32 years; Mr. Shearer — 17 years; and Mr. Wiseman — 8 years.

      The Pension Plan provides that if it is “Overfunded” upon the occurrence of a “Change in Control” of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant’s accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered “Overfunded” to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements). As of the end of VF’s most recent fiscal year, the Pension Plan was not Overfunded. SERP benefits will become funded upon a “Change in Control” of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with Wachovia Corporation, as Trustee (the “SERP Trust”). VF may fund the SERP Trust at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.

      Had there been a Change in Control as of March 9, 2004, the combined estimated annual benefits vested under the Pension Plan and the SERP and payable beginning at age 65 for each of the named executive officers would have been as follows: Mr. McDonald — $909,996; Mr. Lay — $437,676; Mr. Schamberger — $445,500; Mr. Shearer — $198,288; and Mr. Wiseman — $105,024.

Change in Control and Other Arrangements

      VF has entered into Change in Control Agreements with certain of its executives. These Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a “Change in Control” of VF, as such term is defined in the Agreements.

      The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (ii) within a specified period of time after a Change in Control occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the executive’s average annual compensation for the five taxable years ending prior to the date on which a Change in Control of VF occurred.

      There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess “parachute payments” (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased golden parachute excise taxes, other increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

      Had there been a Change in Control as of March 9, 2004, approximate payments under the Agreements upon severance of the named executive officers would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald — $5,929,804; Mr. Lay — $2,604,559; Mr. Schamberger — $2,715,072; Mr. Shearer — $2,123,063; and Mr. Wiseman — $1,906,194.

      Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

      VF maintains an Executive Deferred Savings Plan (the “EDS Plan”), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries. The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. In 2003, VF matched 50% of the first $25,000 deferred by each participant. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee.

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on VF Common Stock with that of the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P 1500 Apparel, Accessories & Luxury Goods Index (“S&P Apparel Index”) for the five years ended December 31, 2003. The graph assumes that $100 was invested on January 1, 1999, in each of VF Common Stock, the S&P 500 Stock Index and the S&P Apparel Index, and that all dividends were reinvested. The graph plots the respective values on the five single days that are the last trading days of calendar years 1998 through 2003. Past performance is not necessarily indicative of future performance.

Comparison of Five-Year Total Return of

VF Common Stock, S&P 500 Index, and S&P Apparel Index
VF Common Stock closing price on December 31, 2003 was $43.24

TOTAL SHAREHOLDER RETURNS

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

      Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B ESOP Stock, as well as certain other information, all as of March 9, 2004, except that information regarding the number of shares beneficially owned by certain of the shareholders (but not the calculation of the percentage of the outstanding class) is as of December 31, 2003, as indicated in the footnotes below.

Beneficial Owner	Amount of	Percent
and Nature of Ownership	Beneficial Ownership[1]	of Class

Common Stock
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951 [2,3,4]	13,245,336 shares	12.1%
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased [2,3,4]	8,977,952 shares	8.2%

Total	22,223,288 shares	20.3%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104[5]	13,514,212 shares	12.3%
Capital Research Management Company 333 South Hope Street Los Angeles, CA 90071[6]	5,750,000 shares	5.3%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104[7]	8,747,982 shares	8.0%
Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street, H11D, Boston, MA 02109-3614, as Trustee of VF’s Tax-Advantaged Savings Plan for Salaried Employees	929,298 shares	100%

[1]	None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Mrs. Fairbairn and Mr. Sharp are directors of VF.

[3]	Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]	Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 22,319,492 shares (20.4% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2003, according to a Schedule 13 G/ A filed by the Bank with the Securities and Exchange Commission on February 10, 2004. As to all such shares, the Bank and its affiliates had sole voting power over 87,704 shares, shared voting power over 22,231,788 shares, sole dispositive power over 20,857 shares and shared dispositive power over 22,273,488 shares.

[5]	AXA Assurances I.A.R.D. Mutuelle (“IARD”), AXA Assurances Vie Mutuelle (“Vie”) and AXA Courtage Assurance Mutuelle (“Courtage”), as a group (collectively, the “Mutuelles AXA”), together with AXA and with AXA Financial, Inc. (“AXA Financial”), filed a joint Amendment No. 4 to Schedule 13G with the SEC on

February 10, 2004. That Schedule 13G/ A shows that, at December 31, 2003, Mutuelles AXA, AXA, and AXA Financial as a group may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 6,858,823 shares, shared power to vote 1,423,886 shares, sole power to dispose of 13,509,862 shares, and shared power to dispose of 4,350 shares. Of these shares, 13,505,779 are beneficially owned through Alliance Capital Management, L.P., a subsidiary of AXA Financial that operates independently from AXA Financial. AXA owns AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: IARD, and Vie, 370, rue Saint Honore, 75001 Paris, France; Courtage, 26, rue Louis le Grand, 75002 Paris, France; and AXA, 25 avenue Matignon, 75008 Paris, France.

[6]	The information in the above table concerning Capital Research Management Company (“Capital”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004, reporting beneficial ownership at December 31, 2003. Capital reported that it had sole dispositive power over all of such shares and sole voting power and shared voting power over none of such shares.

[7]	The information in the above table concerning Dodge & Cox was obtained from a Schedule 13 G/ A filed with the Securities and Exchange Commission on February 17, 2004, reporting beneficial ownership at December 31, 2003. Dodge & Cox reported that it had sole voting power over 8,147,282 shares, shared voting power over 101,200 shares and sole dispositive power over all of such shares.

Common Stock Ownership of Management

      The following table reflects, as of March 9, 2004, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 22,223,288 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees.

	Total Shares
Name of Beneficial Owner	Beneficially Owned[1,2,3,4]

Directors:
Edward E. Crutchfield	39,274
Juan Ernesto de Bedout	20,021
Ursula F. Fairbairn	22,271,940
Barbara S. Feigin	50,955
George Fellows	29,800
Daniel R. Hesse	24,585
Robert J. Hurst	58,151
W. Alan McCollough	18,394
Clarence Otis, Jr.	–0–
M. Rust Sharp	22,267,204
Raymond G. Viault	9,549
Named Executive Officers:
Mackey J. McDonald	1,060,047	[5]
Terry L. Lay	302,975
John P. Schamberger	301,390	[6]
Robert K. Shearer	280,256
Eric C. Wiseman	211,610
All Directors and Executive Officers as a Group (20 persons)	25,318,235

[1]	Shares owned include shares held in trusts as of December 31, 2003 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power:

Mr. McDonald — 21,095 shares; Mr. Lay — 1,387 shares; Mr. Wiseman — 3,581 shares; and all directors and executive officers as a group — 51,890 shares. Does not include shares of Series B ESOP Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power and no power to direct conversion into Common Stock, as follows: Mr. McDonald — 119 shares; Mr. Lay — 346 shares; Mr. Schamberger — 372 shares; Mr. Shearer — 413 shares; and all directors and executive officers as a group — 1,784 shares. Shares owned also include shares held as of December 31, 2003 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald — 675 shares; Mr. Lay — 1,191 shares; Mr. Shearer — 416 shares; Mr. Schamberger — 32 shares; and all directors and executive officers as a group — 4,529 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. de Bedout — 3,621 shares; Mrs. Fairbairn — 8,875 shares; Mrs. Feigin — 5,755 shares; Mr. Hesse — 5,385 shares; Mr. Hurst — 11,951 shares; Mr. McCollough — 3,994 shares; Mr. Sharp — 4,116 shares; Mr. Viault — 1,949 shares; and all directors and executive officers as a group — 45,646.

[2]	Shares owned also include the following number of stock options that are exercisable as of March 9, 2004, or within 60 days thereafter: Mr. McDonald — 964,063; Mr. Lay — 289,501; Mr. Schamberger — 262,001; Mr. Shearer — 258,001; Mr. Wiseman — 202,001; Mr. Crutchfield — 24,000; Mr. de Bedout — 14,400; Mrs. Fairbairn — 37,800; Mrs. Feigin — 41,400; Mr. Fellows — 28,800; Mr. Hesse — 19,200; Mr. Hurst — 41,400; Mr. McCollough — 14,400; Mr. Sharp — 37,800; Mr. Viault — 4,800; and all directors and executive officers as a group — 2,785,568.

[3]	Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 20.3% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 23.1% of the Common Stock outstanding.

[4]	Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald — 27,033; Mr. Lay — 9,396; Mr. Schamberger — 10,334; Mr. Shearer — 8,567; Mr. Wiseman — 1,441; and all directors and executive officers as a group — 73,277 shares. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

[5]	Mr. McDonald is also a Director. Shares owned include 47,346 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

[6]	Includes 13,937 shares of restricted stock over which Mr. Schamberger holds voting power but not dispositive power.

ITEM NO. 2

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF

VF’S 1996 STOCK COMPENSATION PLAN

      The Board of Directors recommends that shareholders approve an amendment and restatement of VF’s 1996 Stock Compensation Plan (the “1996 Plan”). The principal changes in the 1996 Plan will be an increase in the number of shares of VF Common Stock reserved for future grants of awards of all types, an increase in the portion of the reserved shares that may be used for restricted stock and restricted stock units, an increase in the per-person limits applicable to performance awards based on restricted stock and restricted stock units and revised provisions on how shares are to be counted against the share limits when issued and delivered under the 1996 Plan.

      If this proposal is approved by shareholders, the number of shares reserved under the 1996 Plan will increase by 8.0 million shares (approximately 7.4% of the shares of VF Common Stock outstanding on March 9, 2004) and the sublimit for shares that may become vested or be delivered in settlement of restricted stock and restricted stock units (“Restricted Awards”) will increase by 2.0 million shares. However, a new provision will allow additional shares to be used for Restricted Awards by making an adjustment reducing the number of shares that may thereafter be issued upon exercise of stock options and limited stock appreciation rights by 2.9 shares for each share to be used for Restricted Awards in excess of the 3.2 million total share limit on Restricted Awards. If the proposal is approved, the total number of shares of VF Common Stock that will be subject to outstanding awards and available for future awards will be approximately 22.3 million (subject to adjustment), constituting approximately 20.4% of outstanding shares of VF Common Stock on March 9, 2004.

      The 1996 Plan is VF’s only equity compensation plan. It plays an important role in VF’s efforts to attract and retain employees and directors of outstanding ability on a competitive basis. It also helps to align the interests of employees and directors with those of shareholders through an increased equity stake in VF. The shares previously reserved for issuance under the 1996 Plan largely have been used or are subject to outstanding awards. At March 9, 2004, only 910,000 shares remain available for new grants under the 1996 Plan, after giving effect to awards made in February 2004. In order to continue to provide the appropriate equity incentives to employees and directors in the future, the Board of Directors has approved an increase in the number of reserved shares, subject to shareholder approval. Also, the Board is seeking to increase the portion of the reserved shares that may be used for Restricted Awards, including those that will be subject to a performance condition. This will help VF to grant awards that promote its specific business goals and also to respond to changes in accounting rules. The amendment would also clarify that service-based vesting for Restricted Awards may be proportional (“step-vesting”) over a period of at least three years, and provide that withholding of shares deliverable upon exercise of options or in settlement of other awards is permitted to pay the exercise price of the option or taxes in excess of mandatory withholding taxes, but only in circumstances in which such withholding does not result in additional expense to VF under then applicable accounting rules. Finally, the amendment updates the 1996 Plan provision governing when amendments must be approved by shareholders, to provide that shareholder approval must be obtained for a “material revision” as defined under the recently adopted New York Stock Exchange rules on shareholder approval of equity plans, and deleting the reference requiring shareholder approval to the extent required under Rule 16b-3 as it was in effect before the Securities and Exchange Commission repealed that Rule’s shareholder approval requirement in 1996.

      Background. VF’s 1996 Plan, which was first approved by shareholders at the 1997 Annual Meeting and most recently amended with the approval of shareholders at the 2001 Annual Meeting, provides for the grant of stock options, limited stock appreciation rights (“LSARs”), restricted stock and restricted stock units (together “Restricted Awards”) as awards to employees and directors. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee consists entirely of independent directors.

      To date, the Committee has granted stock options and Restricted Awards under the 1996 Plan, including grants to executive officers as discussed above under “Executive Compensation — Compensation Committee Report.” In particular, the Committee has implemented VF’s Mid-Term Incentive Plan under the 1996 Plan, providing for awards of performance-based restricted stock units (“Stock Units”), with performance measured over a three-year period based on the average annual total shareholder return of VF Common Stock as compared to the average annual total shareholder return of a peer group of apparel companies. For the performance period beginning in 2004, the Committee has modified the Mid-Term Incentive Plan to provide that Stock Units can be earned only if VF’s aggregate earnings per share (diluted) over the performance cycle are positive, with the portion of Stock Units earned in the three-year performance cycle tied to the average level of achievement of the performance goals under the EIC Plan over the three years in the performance cycle. The purpose of the Mid-Term Incentive Plan is to link a portion of executives’ compensation opportunity to measures of VF’s performance in order to provide an incentive for successful long-term strategic management of VF, and otherwise to further the purposes of the 1996 Plan.

      Reasons for Shareholder Approval. The Board seeks approval of the amendment and restatement of the 1996 Plan by shareholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve VF’s ability to claim tax deductions for compensation to executive officers. In addition, the Board regards shareholder approval of the amendment and restatement as desirable and consistent with corporate governance best practices.

      Code Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

      For purposes of Code Section 162(m), approval of the amendment and restatement of the 1996 Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for Restricted Awards are based, described below under the caption “Performance Awards.” Shareholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m). Shareholder approval of the performance goal inherent in stock options (increases in the market price of stock) is not subject to a time limit under Section 162(m).

      Restriction on Repricing. VF is subject to requirements of the Listed Company Manual of the New York Stock Exchange which require that shareholder approval be obtained for any “repricing” of options. A “repricing” means amending the terms of an option after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, and canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying shares, in exchange for another option (including on a delayed basis), restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing,” however.

      Description of the 1996 Plan. The following is a brief description of the material features of the 1996 Plan as it is proposed to be amended and restated. This description is qualified in its entirety by reference to the full text of the amendment and restatement of the 1996 Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

      Administration. The 1996 Plan generally is administered by the Committee. The Board may, however, itself perform the functions of the Committee or may appoint a different committee to administer the 1996 Plan (references to the “Committee” in this discussion mean the committee then serving or the Board if it is then performing committee functions). Only directors who are not employees of VF or its subsidiaries may serve on the Committee. If any member of the Committee does not qualify as a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”) or an “outside director” under Code Section 162(m), the Committee may function through a subcommittee composed solely of two or more qualifying members, or the nonqualifying member of the Committee may abstain or recuse himself or herself from specific Committee actions.

      Subject to the terms and conditions of the 1996 Plan, the Committee has discretionary authority to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award. This includes, among other things, authority to determine the times at which options will be exercisable, the time Restricted Awards will vest and become nonforfeitable and the performance conditions, if any, that will attach to Restricted Awards. Committee members shall not be personally liable in connection with any action, determination or interpretation taken or made in good faith under the 1996 Plan.

      Under the 1996 Plan, the Board is authorized to grant options, LSARs or Restricted Awards to non-employee directors in its discretion. The Board generally determines the type, timing and amount of such awards to non-employee directors as part of the overall policies for compensating non-employee directors that may from time to time be adopted by the Board. Current compensation policies for non-employee directors are described above under the caption “Corporate Governance at VF — Directors’ Compensation.”

      Per-Person Limitations and Share Counting. In addition to the aggregate limits on shares available under the 1996 Plan (discussed above), the 1996 Plan imposes per-person limitations on the annual amount of awards to employees, in order to comply with Code Section 162(m). Under the current 1996 Plan, no single participant may be granted during any calendar year options to purchase more than 500,000 shares (less any nontandem LSARs) or Restricted Awards relating to more than 50,000 shares (in each case subject to adjustment, as described below). If the proposed amendment is approved, the maximum number of shares that may vest and be delivered in settlement of Restricted Awards granted to a single participant in any calendar year will be increased to 200,000 (subject to adjustment as described below).

      The amendment and restatement includes new provisions governing how shares are counted against the various 1996 Plan limits. Only the number of shares actually delivered to and retained by participants after all restrictions have lapsed under awards will be counted against the number of shares reserved under the 1996 Plan (including in connection with outstanding awards under the two predecessor plans). Thus, shares will become available again for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, or if shares that had been issued as restricted stock are forfeited. This changes the current share counting provisions, which count the gross number of shares issued upon exercise of an option or subject to an LSAR when such awards are exercised, regardless of stock surrenders by or withholding from the participant. Shares issued under the 1996 Plan may be either authorized or unissued shares or shares controlled by VF. On March 9, 2004, the reported closing price of VF Common Stock in the New York Stock Exchange Composite Transactions was $45.23 per share.

      Adjustments and Extraordinary Corporate Events. The Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual per-person limitations under the 1996 Plan and subject to outstanding awards and make other appropriate adjustments in the event that shares of Common Stock are increased, decreased, or exchanged for a different number or kind of securities, or if additional, new or different securities are distributed with respect to outstanding Common Stock as a result of certain extraordinary corporate transactions, in order to preserve the intended benefits or potential benefits to participants. In the event of a merger, consolidation, or reorganization of VF in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of VF, or a change in control (as defined in the 1996 Plan) of VF, the Committee serving before the event may accelerate the exercisability of, lapse of restrictions on, or settlement date of awards, grant LSARs to option holders, pay cash to participants in settlement of outstanding options or Restricted Awards, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer. (See “Other Terms of Awards” below.)

      Eligibility. Employees of VF and its subsidiaries and VF’s non-employee directors are eligible to be granted awards under the 1996 Plan. Thus, approximately 53,000 persons are eligible for grants of awards. At December 31, 2003, approximately 580 employees held awards. Since the Plan’s inception, a majority of the Plan options have been granted to employees who were not directors or named executive officers of VF.

      Stock Options. The Committee is authorized to grant stock options, including both Incentive Stock Options (ISOs) which can result in potentially favorable tax treatment to participants and nonqualified stock options (i.e., options not qualifying as ISOs). The exercise price per share of an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee, except no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee may determine, which may include withholding of option shares if that would not result in additional accounting expense. The Committee may establish procedures for broker-assisted cashless exercises. ISOs are subject to certain additional limitations in order to qualify for favorable tax treatment.

      LSARs. The Committee or the Board is authorized to grant LSARs. An LSAR is a limited stock appreciation right, payable in cash and exercisable only upon the occurrence of a change in control (as defined in the 1996 Plan), which entitles the participant to receive for each LSAR the excess of a defined “market price” of a share over the exercise price per share of a stock option to which the LSAR relates. The term “market price” means the greater of (i) the highest price per share paid in connection with the change in control and (ii) the highest trading price per share during the 60 days before the change in control. LSARs may or may not be in tandem with the related stock option; if in tandem, the exercise of the LSAR will result in the cancellation of the stock option; if not in tandem, the related stock option will remain outstanding even though the LSAR has been exercised. The term of each LSAR and related forfeiture provisions will be the same as the option to which the LSAR relates; the exercise or cancellation of an option will result in the cancellation of any unexercised LSAR to which the option relates.

      Restricted Awards. The Committee is authorized to grant Restricted Awards, which includes restricted stock and restricted stock units. An award of restricted stock is a grant of shares which may not be sold or disposed of and which may be forfeited in the event of certain kinds of termination of employment or service to VF prior to the end of the restricted period specified by the Committee. Except for these restrictions, a participant granted restricted stock generally has all of the rights of a shareholder of VF, including the right to vote the shares and to receive dividends and distributions, except that the Committee can require that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock. An award of restricted stock units represents an obligation of VF to issue shares at a specified future date, which award is non-transferable and subject to a risk of forfeiture in the event of certain kinds of termination of employment or service to VF prior to the end of the restricted period specified by the Committee. The restricted period may end before the delivery date for the shares, in which case the award represents a non-forfeitable right to deferred delivery of shares (i.e., stock units). A participant granted restricted stock units has no shareholder rights until shares are issued and delivered, although, for each stock unit (whether or not restricted), amounts equal to the dividends on a share of Common Stock (“dividend equivalents”) may be credited in cash or deemed reinvested in additional stock units.

      The restricted period for restricted stock and the period during which restricted stock units are subject to a risk of forfeiture may not be less than one year, if vesting is conditioned on performance, or three years (with proportionate vesting permitted through such period) if vesting is conditioned on service, except in the event of accelerated lapse of restrictions upon a change in control or other extraordinary corporate events or in connection with certain types of termination of employment. In addition, the Committee has discretion to grant up to 5% of the number of shares of Common Stock available for grant under the Plan as Restricted Awards without regard to any minimum vesting requirement, except that service-based awards must have a minimum vesting requirement of one year, subject to the exceptions in the previous sentence.

      Performance Awards. The Committee may impose a condition upon the grant or settlement of a Restricted Award based on the attainment of performance objectives over a performance period specified by the Committee. In such case, not later than 90 days after the beginning of a performance period, the Committee shall establish a performance award target for that performance period and specify the performance objective that will be a condition to the grant of the performance award. The performance objective will relate to one or more corporate, business group or divisional levels of performance during the performance period relating to the following business criteria, as specified by the Committee: earnings per share, net earnings, pretax earnings, operating income, net sales, market share, balance sheet measurements, cash, return on assets, book value, shareholder return or return on average common equity. In establishing required performance levels, the Committee or Board may disregard or offset the effect of extraordinary or nonrecurring accounting items and changes in required accounting standards. Performance awards may also be authorized as to which the grant or vesting is subject to performance based on any of the business criteria specified above as compared to comparable performance of specified peer companies. The Committee retains the discretion to reduce the amount of a performance award that is granted and to impose service requirements which must be met in addition to any required performance objectives.

      Other Terms of Awards. The Committee may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee may permit participants to convert restricted stock into stock units at or before the time restrictions on the restricted stock would otherwise lapse. A stock unit is a right to receive a share at a future date, representing in effect a restricted stock unit as to which the risk of forfeiture has lapsed. Settlement of any stock unit (including a restricted stock unit) will be in shares, except that the Committee is authorized to settle such awards in cash. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee may permit participants to direct VF to withhold shares from any award or to deliver previously acquired shares to satisfy withholding obligations and, if it would not result in additional expense to VF under applicable accounting rules, to satisfy tax obligations in excess of the mandatory withholding amounts. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee may permit transfers of nonqualified stock options for estate planning purposes. Awards under the 1996 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), although the Committee may authorize grants in exchange for outstanding awards (options may not be “repriced,” however, without shareholder approval as discussed above). A new provision being added to the 1996 Plan gives the Committee authority to vary award terms in the case of foreign participants, to comply with local laws and customs and to ensure that the award generally has the same benefit for a foreign participant as it has for a US participant.

      Amendment and Termination of the 1996 Plan. The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the 1996 Plan to increase the number of shares reserved under the 1996 Plan, reduce the exercise price for options that may be granted under the 1996 Plan or make any other “material revision” (as defined in the New York Stock Exchange rules). The amendment to the 1996 Plan will add language referring to this requirement, and delete language requiring shareholder approval for a material increase in benefits within the meaning of Rule 16b-3 as that Rule was in effect before August 1996. These rules do not require that all amendments be submitted to shareholders, so it is possible that the 1996 Plan could be amended in ways that increase the cost to VF without further shareholder approval. The 1996 Plan does not specify a termination date, although ISOs cannot be granted after the applicable ten-year expiration date under Section 422 of the Code.

      Future Awards Under the 1996 Plan. Awards under the 1996 Plan are granted in the discretion of the Committee, so the type, number, recipients, and other terms of future awards cannot be determined at this time. Certain information regarding awards under the 1996 Plan is presented in the “Summary Compensation Table” and the table entitled “Options Granted in the Last Fiscal Year” above, and in the footnotes to VF’s financial statements for the year ended January 3, 2004, in the Annual Report which accompanies this proxy statement. If shareholders decline to approve the amendment and restatement of the 1996 Plan, awards will not be granted under the Plan hereafter to the extent necessary so that submission of the 1996 Plan for approval of shareholders will have met the requirements of Treasury Regulation 1.162-27(e)(4).

New Plan Benefits
VF Corporation 1996 Stock Compensation Plan
(only Awards subject to shareholder approval are shown)

Number Of Restricted Stock
Units That May Be Earned

	Target For 2004-2006	Maximum For 2004-2006
Name and Position	Performance Cycle	Performance Cycle

Mackey J. McDonald	17,800	85,600
Chairman, President and
Chief Executive Officer

Terry L. Lay	–0–	–0–
Vice President and Chairman —
Outdoor and International Jeanswear
Coalitions

John P. Schamberger	–0–	–0–
Vice President and Chairman —
North & South America Jeanswear
and Playwear Coalitions

Robert K. Shearer	–0–	–0–
Vice President — Finance and Global
Processes and Chief Financial Officer

Eric C. Wiseman	–0–	–0–
Vice President and Chairman —
Sportswear and Global Intimates Coalitions

All Executive Officers as a Group (9 in number)	17,800	85,600

All Non-Executive Directors as a Group (11 in number)	N/A	N/A

Non-Executive Officer Employee Group (including current officers who are not executive officers)	–0–	–0–

      The foregoing table does not include information regarding Mid-Term Incentive Plan awards (including awards to the executive officers named in the above table) that are not subject to shareholder approval of the amendment and restatement of the 1996 Plan.

Awards of this kind authorized in February 2004 cover up to a maximum of 474,414 restricted stock units that may be earned for the 2004-2006 Performance Cycle. Restricted stock units may be earned under the Mid-Term Incentive Plan based on earnings per share targets and the achievement of other financial objectives during the performance cycle. Dividend equivalents will be credited and paid on the awards at the time of settlement.

      U.S. Federal Income Tax Implications of the 1996 Plan. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to awards under the 1996 Plan.

      The grant of an option or LSAR will create no tax consequences for the participant or VF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercise of an option other than an ISO, the participant generally must recognize ordinary income equal to the fair market value of the shares acquired on the date of exercise minus the exercise price. Upon exercise of an LSAR, the participant generally must recognize ordinary income equal to the cash received.

      Upon a sale of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. If ISO shares are sold when the holding periods have been met, and upon any sale of shares acquired by exercise of an option or LSAR, the sale generally will result in short-term or long-term capital gain or loss to the participant equal to the sale price minus the participant’s tax basis in the shares (the tax basis being, generally, the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or LSAR).

      VF generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or LSAR. VF generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, VF will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

      A participant granted restricted stock under the 1996 Plan generally will not be subject to taxation at grant or during the period it is restricted as to transferability and subject to a substantial risk of forfeiture. If shares have been delivered to the participant, he or she generally must recognize ordinary income equal to the fair market value of the shares at the time the restricted stock becomes transferable or not subject to a substantial risk of forfeiture. Generally, taxation is deferred with respect to restricted stock units and stock units that are unrestricted until stock is delivered to the participant in settlement of the award. In any case, VF generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant (except as limited under Code Section 162(m), discussed above and below), in the year in which the participant recognizes such income.

      As discussed above, VF generally intends that options and performance-based Restricted Awards granted under the 1996 Plan qualify as “performance-based compensation,” so that such awards will not be subject to the $1 million deductibility cap of Code

Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1996 Plan will be fully deductible under all circumstances. In addition, other awards under the 1996 Plan, including Restricted Awards not subject to performance conditions (and possibly LSARs), will not so qualify, so that compensation paid to persons who are covered employees in connection with such awards, to the extent such compensation and other compensation subject to Code Section 162(m)’s deductibility cap in a given year exceeds $1 million, will be subject to Code Section 162(m)’s deductibility cap. (See “Compensation Committee Report.”)

      This discussion of tax consequences is general in nature, intended for the information of shareholders considering their vote with respect to the amendment and restatement of the 1996 Plan and not as tax guidance to participants in the 1996 Plan. This discussion does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

The VF Board of Directors unanimously recommends a vote FOR approval of the Amendment and Restatement of the 1996 Stock Compensation Plan.

ITEM NO. 3

RATIFICATION OF THE SELECTION

OF INDEPENDENT AUDITORS

      Selection of Independent Auditors. The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent auditors for the fiscal year ending January 1, 2005. PricewaterhouseCoopers LLP served as VF’s independent auditors for the fiscal year ended January 3, 2004. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent auditors, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent auditors. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of independent auditors.

The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

      Professional Fees of PricewaterhouseCoopers LLP. The following summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the fiscal year ended January 4, 2003 and the fiscal year ended January 3, 2004.

      Audit Fees: The aggregate fees billed or to be billed for professional services rendered for the audit of VF’s consolidated financial statements and for services that are normally provided by VF’s principal independent auditors in connection with statutory and regulatory filings or engagements were $1,433,000 for the fiscal year ended January 4, 2003 and $1,582,000 for the fiscal year ended January 3, 2004.

      Audit-Related Fees: The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees” were $371,000 for 2002 and $265,000 for 2003. The foregoing services in 2003 consisted primarily of services related to Sarbanes-Oxley compliance matters, employee benefit plan audits and employee benefit audits in Mexico. The foregoing services for 2002 consisted primarily of services related to due diligence and benefit plan audits.

      Tax Fees: The aggregate fees billed for professional services for tax compliance, tax advice, and tax planning were $1,790,000 for 2002 and $1,171,000 for 2003. The foregoing services in 2003 consisted primarily of services related to expatriate tax support, tax compliance, VAT services, Caribbean tax matters, tax audit assistance and customs and duties matters. The foregoing services in 2002 consisted primarily of services related to expatriate tax support, Caribbean tax matters, European tax planning and tax audit assistance.

      All Other Fees: All other fees paid or payable by VF for services other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” rendered by PricewaterhouseCoopers LLP were $–0– in 2002 and $6,000 in 2003. The foregoing services in 2003 consisted primarily of services related to setting up a sourcing office in India.

      All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent auditors and related fees are presented to the Audit Committee for its consideration and advance approval at each February Audit Committee meeting. At each February Audit Committee meeting, criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent auditors for changes in scope of recurring services or additional non-recurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent auditors and the related fees.

      Report of the Audit Committee. The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended January 3, 2004 (the “2003 Financial Statements”). At the meeting of the Audit Committee held in February 2004, the Audit Committee (i) reviewed and discussed with management the 2003 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2003 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP written disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2003 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 to be filed with the Securities and Exchange Commission.

George Fellows, Chairman

Juan Ernesto de Bedout
W. Alan McCollough
Raymond G. Viault

ITEM NO. 4

SHAREHOLDER PROPOSALS

      VF has been notified that shareholders intend to present two proposals for consideration at the Meeting. The address of each of the proponents identified below and the number of shares of VF Common Stock held by them will be furnished by the Secretary of VF to any person, orally or in writing, as requested, promptly following receipt of any oral or written request.

Shareholder Proposal 1: Declassification of VF’s Board of Directors

      VF has been notified that the Trowel Trades S&P 500 Index Fund will have the following resolution presented at the Meeting.

“RESOLVED: That the shareholders of VF Corporation (“VF” or “the Company”) urge their Board of Directors to take necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

“SUPPORTING STATEMENT

“VF’s board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

“We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of the Company’s board and introduce new perspectives.

“In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can thus help give VF the responsiveness it needs to adapt to the current economic environment. We believe too that increased accountability will help the Company focus on long-term shareholder value while maintaining important relationships with VF customers, suppliers and employees.

“In both 2002 and 2003 VF shareholders voted to adopt this proposal, which received 55 percent of the yes-and-no-votes each year. Despite that expression of shareholder sentiment, VF’s board of directors has refused to take steps to implement the shareholders’ recommendation.

“The evidence suggests that VF’s failure to implement this reform is increasingly out of step with the practice at other companies. In 2003 more than 20 companies – including Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Sprint, Great Lakes Chemical and Dow Jones – sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year, and a number of these companies acted in response to shareholder votes of the sort that VF has refused to implement.

“At Lone Star Steakhouse & Saloon, the board refused to implement a declassification proposal that received a 70% “yes” vote at the 2000 annual meeting. An independent board candidate cited this lack of responsiveness to shareholders as one basis for his candidacy, and in June 2001 he succeeded in ousting Lone Star’s chairman and CEO from the board of directors. In November 2001 Lone Star board voted to implement the shareholder declassification proposal.

“By adopting annual elections, VF can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder concerns for good corporate governance.

“We urge our fellow shareholders to vote FOR this proposal.”

VF’S STATEMENT IN OPPOSITION TO THE

SHAREHOLDER PROPOSAL REGARDING
DECLASSIFICATION OF THE VF BOARD

      VF has had a classified board of directors for over thirty years. Since 1969, VF’s By-Laws have provided that the Board be divided into three classes of directors, of substantially equal size, with staggered terms of office. In a letter to shareholders dated March 14, 1969, M.O. Lee, then Chairman of the Board, noted that a classified board would “provide continuity of service by Directors, assure familiarity with the continuing affairs of the Company, and provide a stable, harmonious and effective Board operating in the best interests of the Company and the Shareholders as a whole.” The By-law provision establishing the classified board of directors was approved by VF’s shareholders at VF’s annual meeting held in 1990 with holders of 63% of the outstanding shares entitled to vote at the meeting (77% of the shares voted at the meeting) voting in favor of the classified board proposal. Your Board continues to believe that the stability of the classified board structure has helped guide VF through many years of growth and success in a very competitive industry by allowing the Board and management to concentrate their efforts on maximizing shareholder value.

      The Board of Directors also believes that classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future, permitting more effective long-term strategic planning in use of Company resources. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

      The Board further believes that by requiring at least two meetings of shareholders to replace a majority of the Board, a classified Board will deter attempts to acquire control of the Company through devices that are not in the best interests of all shareholders and will encourage potential seekers of control of the Company to negotiate their proposals with the Board. The existence of a classified Board will also deter frivolous attempts at gaining control or influencing the direction of the Company that, even if unlikely to be successful, can be disruptive to the conduct of the Company’s business. Classification provides the Board with an adequate opportunity to fulfill its duties to the Company’s shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders.

      Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if all were elected annually. The same standards of performance apply to all directors regardless of the term of service. Shareholders always retain the ability to propose and elect nominees for the class of directors to be elected each year. Therefore, shareholders enjoy a significant opportunity to express their views regarding the Board’s performance and to influence the Board’s composition.

      The Investor Responsibility Research Center recently reported that over 60% of corporations included in the S&P 500 Index currently have classified boards.

      A substantially identical proposal was submitted to shareholders by a different proponent in 2002 and 2003. The previous proposals did not receive the favorable vote of a majority of our outstanding voting power, although they did receive a majority of the yes-and-no votes cast at the meetings.

      Following last year’s Annual Meeting and again following receipt of the current proposal, your Board of Directors, which includes a substantial majority of independent directors, undertook a new review of the issue of a classified board. After carefully considering the possible benefits and detriments of a classified board, your Board concluded that, for the reasons stated above, it continues to be in the best interest of all shareholders to maintain the classified board structure.

      Approval of this proposal would require the affirmative vote of a majority of the votes cast on such matter at the Meeting. However, approval of this proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation to the Board. Eliminating classification would require action by the Board to amend the provisions of VF By-Laws that provide for a classified Board.

For the reasons stated above, the VF Board of Directors believes that maintaining a classified Board is in the best interest of VF’s shareholders and unanimously recommends that shareholders vote AGAINST this proposal.

Shareholder Proposal 2: International Labor Organization Standards

      VF has been notified that the New York City Employees’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, the New

York City Teachers’ Retirement System and Christian Brothers Investment Services, Inc. (the “Proponents”) will have the following resolution presented at the Meeting.

“RESOLVED: The shareholders request that the Board of Directors of VF Corporation (“VF” or the “Company”) adopt an enforceable policy to be followed by the Company, its subsidiaries, affiliates and suppliers based on the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work and to include the following:

— All workers have the right to form and join trade unions and to bargain collectively (Conventions 87 and 98);

— There shall be no discrimination or intimidation in employment; VF shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics (Conventions 100 and 111);

— Employment shall be freely chosen; there shall be no use of forced, including bonded or voluntary prison, labor or of child labor (Conventions 29 and 105, 138 and 182);

and prepare a report at reasonable cost to shareholders concerning implementation of this policy.

“SUPPORTING STATEMENT

As a global corporation, VF Corporation faces many regulatory regimes and public pressures exposing it to various risks. Managing operations effectively and increasing shareholder value depend on public and governmental goodwill. A company’s record of good corporate citizenship is a valuable asset.

This proposal addresses VF’s risk of appearing to benefit from human rights violations. VF’s Code of Conduct does not include the cited ILO standards, issued by a specialized agency of the United Nations made up of business, government and employee representatives of 174 member countries, including the United States. These principles were re-affirmed recently in a set of norms on the responsibilities of transnational corporations issued by the UN Commission on Human Rights. The Organization for Economic Cooperation and Development’s Guidelines for Multinational Enterprises commend the ILO Principles to global corporations.

VF imports many goods into the United States, and thus shareholders have a strong interest in learning what steps VF is taking to monitor and control conditions under which the goods it sells are produced. Reports that overseas suppliers are exploiting workers may damage a company’s reputation and generate a consumer backlash.

Reports of abuses involving VF’s suppliers in several countries underscore the concern:

— unsafe conditions and worker intimidation at a VF supplier in Indonesia, according to a 2003 “Workers Rights Consortium Assessment re PT Dae Joo Leports (Indonesia) [etc.]”;

— unsafe conditions and harassment at a VF supplier in El Salvador, according to a National Labor Coalition report, “Worker Rights in the Americas?” subsections: “Formosa Textiles Factory,” “Exmodica Factory” and “Chi Fung Factory”; and

— violence against workers and abusive and discriminatory practices at a VF supplier in Lesotho, according to a 2001 “Report of Inspection in the Clothing, Textile and leather Industries carried out by the Officials of Labour Department, LNDC and LECAWU.”

In our view, it makes good business sense to enforce strict sourcing standards. There are subterfuges that suppliers can use to import goods made by forced labor into the United States. Also, when the federal government enforces applicable laws, it may hold companies liable for their suppliers’ actions.

Strict standards and an active enforcement policy, including monitoring by independent third parties, are thus vital for a company such as VF. We thus ask the Board to prepare a report giving investors data about VF’s efforts to assure that it is not doing business with overseas suppliers that exploit workers.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.”

VF’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

REGARDING INTERNATIONAL LABOR
ORGANIZATION STANDARDS

      VF has long recognized the importance of humane working conditions and respect for workers’ rights in its plants and at suppliers’ plants around the world. We have been working hard on this issue for years, not only to address concerns of our retail customers and consumers who buy our products but because it reflects our values as a world-leading company. It is simply the right thing to do.

      We are asking you to vote against this proposal because VF already has implemented an effective program to address the concerns it raises. Specifically, we have the following labor policies in place:

(1)	The VF Corporation Code of Business Conduct, applicable to all employees of VF and its subsidiaries world-wide (posted on our website—www.vfc.com)

(2)	The VF Corporation Global Compliance Principles and related Terms of Engagement, applicable to suppliers of VF products (posted on our website)

(3)	Participation in the Worldwide Responsible Apparel Production Certification Program (“WRAP”), an independent, factory certification program that uses accredited, external monitors to ensure compliance with WRAP principles (see “www.wrapapparel.org”).

(4)	Participation by VF’s JanSport and VF Imagewear subsidiaries in the Fair Labor Association (“FLA”), an independent monitoring system that holds its participating companies accountable for the conditions under which their products are produced. A copy of FLA’s Workplace Code of Conduct is available on its website at www.fairlabor.org.

      These labor policies are consistent with the spirit and language of the ILO labor principles identified in the proposal. Our policies cover each of the human rights issues mentioned in the proposal, including (i) protecting employees’ exercise of their lawful rights of free association and collective bargaining, (ii) prohibiting discrimination, (iii) prohibiting harassment and abuse of employees, and (iv) prohibiting involuntary or forced labor. Although the wording of our policies is not identical to the ILO labor principles, which are contained in a 1,250-page document, we believe our policies provide essentially the same protections for workers.

      We actively enforce our labor policies, too. WRAP certification, a rigorous process with extensive independent monitoring, has been completed at more than 75% of VF-owned facilities, and is in process at the remaining facilities. We encourage our suppliers to undergo the WRAP certification process as well. In addition, the FLA has approved VF’s procedures and requirements for our own internal factory monitoring system. We have ten full-time employees that are engaged in monitoring our suppliers, and we hire independent third parties and work with other organizations to ensure that our monitoring is comprehensive and effective.

      One of our business goals has been to actively cooperate and coordinate with the many parties with concerns in this area — retailers, owners of brands we license, non-governmental organizations, and other apparel companies — to adopt effective standards and efficient methods of monitoring compliance. We have worked closely with the WRAP organization, the Fair Labor Association and others to promote this goal. This proposal could reduce our flexibility to cooperate and coordinate with these groups to develop efficient and effective monitoring programs, to improve existing programs and to remedy problems that arise.

      The proposal cites “reports of abuses” as a reason to adopt a new labor policy, but in fact our current policies are working well. Based on information about the alleged abuses provided to us by the proponents, we have determined that two of reports are significantly out of date. The report regarding Lesotho was for a period during early 2001. We did not place any production in the relevant facility until at least mid-2002 by which time we determined, based on the report of an independent monitor, that conditions had significantly improved. Otherwise, we would not have placed production in the facility. The report on El Salvador cited by the proponents is almost three years old. We simply dispute the allegations in this report. Moreover, we monitor the facility cited by the proponents regularly for compliance with our requirements, as do other major contracting parties. Regarding Indonesia, the independent organization that questioned conditions at a supplier to VF and other well-known companies also, in the same report, complimented VF, another user of the facility and the facility itself for their constructive response and support of remediation.

      VF is proud of its compliance policies and factory monitoring programs and strives continually to improve them. Obviously, VF’s current policies are enforceable and we are actively enforcing them. Adoption of this proposal is not necessary to further VF’s efforts to ensure good working conditions at our own plants or those of our suppliers.

      Approval of this proposal would require the affirmative vote of a majority of the votes cast on the matter at the Meeting.

For the reasons stated above, the Board unanimously recommends that shareholders vote AGAINST this proposal.

OTHER INFORMATION

Other Matters

      The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. At February 4, 2004, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

Expenses of Solicitation

      VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $10,000, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2005 Shareholder Proposals

      In order for shareholder proposals for the 2005 Annual Meeting of Shareholders to be eligible for inclusion in VF’s proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 25, 2004. In order for shareholder proposals that are not intended to be included in VF’s proxy statement but which are to be presented at the 2005 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 8, 2005.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

Dated: March 25, 2004

EXHIBIT A

V.F. CORPORATION

1996 STOCK COMPENSATION PLAN,
AS AMENDED AND RESTATED FEBRUARY 10, 2004

ARTICLE I

PURPOSE

      1.1  Purpose. The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this “Plan”) is to strengthen the ability of V.F. Corporation (the “Company”) to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company’s shareholders by relating compensation to increases in shareholder value.

ARTICLE II

GENERAL DEFINITIONS

      2.1  “Agreement” The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.

      2.2  “Award” Any award granted under this Plan.

      2.3  “Board” The Board of Directors of the Company.

      2.4  “Change in Control” A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “Person” (as such term is used in §13(d) and §14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a “Trust” or the “Trustee”), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and officers of the Company, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a “management leveraged buyout”.

      Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

      Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company’s then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

      2.5  “Code” The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings issued thereunder.

      2.6  “Committee” The Committee, appointed by the Board, to administer the Plan in accordance with the provisions in Article IV.

      2.7  “Common Stock” The common stock of the Company as described in the Company’s Articles of Incorporation, or such other stock as shall be substituted therefor.

      2.8  “Company” V.F. Corporation, or any successor to the Company.

      2.9  “Date of Grant” The date on which the granting of an Award is authorized by the Committee, unless another date is specified by the Committee or by a provision in this Plan applicable to the Award.

      2.10  “Director” A member of the Board who is not an Employee.

      2.11  “Disposition” Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

      2.12  “Employee” Any employee of the Company or a Subsidiary.

      2.13  “Exchange Act” The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

      2.14  “Fair Market Value” Unless otherwise determined in good faith by the Committee, the average of the reported high and low sales price of the Common Stock (rounded up to the nearest one-tenth of a dollar) on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.

      2.15  “Incentive Stock Option” A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.

      2.16   “Limited Stock Appreciation Right” or “Limited Right” The rights specified in Article VIII.

      2.17  “Non-qualified Stock Option” A Stock Option other than an Incentive Stock Option.

      2.18  “Participant” An Employee or Director selected by the Committee to receive an Award.

      2.19  “Performance Objective” A performance objective established pursuant to Section 9.3 hereof.

      2.20  “Restricted Awards” Restricted Stock and Restricted Stock Units.

      2.21  “Restricted Stock” Common Stock which is subject to restrictions and awarded to Participants under Article IX of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.

      2.22  “Restricted Stock Units” Stock Units which are subject to a risk of forfeiture and other restrictions and awarded to Participants under Article IX of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.

      2.23  “Retirement” Employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder.

      2.24  “Rule 16b-3” Rule 16b-3 under the Exchange Act or any successor thereto.

      2.25  “Securities Act” The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.

      2.26  “Stock Option” An award of a right to purchase Common Stock pursuant to Article VII.

      2.27  “Stock Units” An unfunded obligation of the Company, the terms of which are set forth in Section 9.6.

      2.28  “Subsidiary” Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including but not limited to corporations, limited liability companies, partnerships, and any “subsidiary corporation” as defined in Section 424(f) of the Code that is a subsidiary of the Company.

ARTICLE III

SHARES OF COMMON STOCK SUBJECT TO THE PLAN

      3.1  Common Stock Authorized. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be issued, pursuant to Awards, shall not exceed 23,900,000 shares (plus additional shares, if any, which, as of the effective date of this Plan or thereafter, are available or become available for award under the Company’s 1991 Stock Option Plan and the 1995 Key Employee Restricted Stock Plan); provided, however, that in no event shall the number of shares of Restricted Stock which become vested and shares delivered in settlement of Restricted Stock Units (“full-value Awards”) exceed 3,200,000 except that full-value Awards may be granted which result in vesting and delivery of shares in excess of that number by reducing the aggregate number of shares that may thereafter be issued upon exercise of Stock Options and Limited Rights by two and nine-tenths (2.9) shares for each such excess share (subject to adjustment under Article XI).

      3.2  Share Counting Rules. For purposes of the limitations specified in Section 3.1, the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares to which the Award related or with the Participant not permitted to retain those shares free of restrictions under the Plan, the undelivered shares and any forfeited shares will again be available for Awards. Shares withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that shares withheld in payment of taxes upon vesting of Restricted Stock and shares equal to the number of outstanding shares surrendered in payment of the exercise price or taxes relating to an Award shall not become available again under the Plan if the withholding or surrender transaction occurs more than ten years after the date of the most recent shareholder approval of the Plan, and otherwise shares shall not become available under this Section 3.2 in an event that would constitute a “material revision” of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange. The same share counting rules will apply to awards under the 1991 Stock Option Plan and the 1995 Key Employee Restricted Stock Plan.

      3.3  Shares Available. At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company’s authorized but unissued Common Stock.

ARTICLE IV

ADMINISTRATION OF THE PLAN

      4.1  Committee. The Plan generally shall be administered by the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, subject to this Article IV. The Committee shall consist of two or more Directors. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board. In appointing members of the Committee, the Board may consider whether a member is or will qualify as a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Treasury Regulation 1.62-27(e)(3) under Code Section 162(m), but such members are not required to so qualify at the time of appointment or during their term of service on the Committee. At any time that a member of the Committee does not so qualify, any action of the Committee relating to an award granted or to be granted to a Participant who is then subject to

      Section 16 of the Exchange Act in respect of the Company, or relating to an award intended by the Committee to constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Directors who so qualify as a “Non-Employee Director” or “outside director” (whichever may apply), or (ii) by the Committee but with each such member who does not so qualify as a “Non-Employee Director” or “outside director” (whichever may apply) abstaining or recusing himself or herself from such action, provided that at least two Directors serving on the Committee remain qualified to act. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-qualified member(s), shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including transactions with respect to Directors. In any case in which the Board is performing a function of the

Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

      4.2  Powers. The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.

      4.3  Agreements. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

      4.4  No Liability. No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.

ARTICLE V

ELIGIBILITY

      5.1  Participation. Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.

      5.2  Incentive Stock Option Eligibility. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

      5.3  Limit on Awards. Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 500,000 Stock Options (with or without tandem Limited Rights and inclusive of any Limited Rights granted pursuant to Section 11.2) and (b) 200,000 shares relating to Restricted Awards (subject in each case to adjustment as provided in Article XI).

ARTICLE VI

FORMS OF AWARDS

      6.1  Award Eligibility. The forms of Awards under this Plan are Stock Options as described in Article VII, Limited Stock Appreciation Rights as described in Article VIII, and Restricted Awards (Restricted Stock and Restricted Stock Units) as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards.

ARTICLE VII

STOCK OPTIONS

      7.1     Exercise Price. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

      7.2  Term. Stock Options may be exercised as determined by the Committee, provided that Stock Options may in no event be exercised later than 10 years from the Date of Grant and Incentive Stock Options may not be granted later than 10 years after the applicable date under Section 422(b)(2) of the Code. During the Participant’s lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).

      7.3     Method of Exercise. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act or causing the Company to incur additional expense under applicable accounting rules, the exercise price may be paid by assigning and delivering to the Company shares of Common Stock or directing the Company to withhold shares from the Stock Option shares or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the exercise price shall be valued at the closing market price of the Common Stock on the principal exchange or in such other principal market on which the Common Stock is trading on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

      7.4  Limitation of Incentive Stock Options. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a

Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option’s terms.

ARTICLE VIII

LIMITED STOCK APPRECIATION RIGHTS

      8.1  Grant. The grant of Limited Stock Appreciation Rights under this Plan shall be subject to the terms and conditions of this Article VIII and shall contain such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall deem desirable. A Limited Right is a stock appreciation right which is effective only upon a Change in Control (as defined in Section 2.4) and is payable only in cash. The amount of payment to which any grantee of such a Limited Right shall be entitled upon exercise shall be equal to the difference between the exercise price per share of any Common Stock covered by a Stock Option in connection with, whether or not in tandem, such Limited Right and the “Market Price” of a share of Common Stock. For purposes of this Section 8.1, the term “Market Price” shall mean the greater of (i) the highest price per share of Common Stock paid in connection with the Change in Control and (ii) the highest price per share of Common Stock reflected in the NYSE Transactions Report during the sixty day period prior to the Change in Control. If the Limited Rights are exercised, the tandem Stock Options shall cease to be exercisable to the extent of the Common Stock with respect to which such Limited Rights are exercised.

ARTICLE IX

RESTRICTED STOCK

      9.1  Types of Award. The Committee, in its discretion, is authorized to grant Restricted Awards either as Service Awards or Performance Awards. As used herein, the term “Service Award” refers to any Restricted Award described in Section 9.2 and the term “Performance Award” refers to any Restricted Award described in Section 9.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied. Subject to Section 3.1, the Committee in its discretion may grant up to 5% of the number of shares of Common Stock available for grant under this Plan as Service Awards or Performance Awards without regard to any minimum vesting requirement set forth in Section 9.2 or 9.3 except Service Awards shall have a minimum vesting requirement of one year.

      9.2  Service Award. The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant’s continuous service with the Company or a Subsidiary within a period specified by the Committee, provided that the total period during which the Restricted Award is subject to forfeiture (the “vesting” period) shall not be less than three years, but with ratable or proportionate vesting (or any other less rapid schedule for vesting) permitted during such period. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred.

      9.3  Performance Award. The Committee may grant Restricted Stock or Restricted Stock Units to a Participant upon the attainment of a Performance Objective as follows: Not later than the applicable deadline under Treasury Regulation 1.162-27(e), the Committee, in its sole discretion, may establish (a) a Performance Award for a Participant for a specified period (which shall not be less than one year) during which performance will be measured (the “Performance Period”), and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant’s becoming entitled to settlement of such Performance Award for such Performance Period. Any Performance Objective shall be comprised of specified corporate, business group or divisional levels of performance, over the Performance Period, relating to one or more of the following performance criteria: earnings per share; net earnings; pretax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return, or return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring items as determined by the Company’s outside accountants in accordance with generally accepted accounting principles and changes in accounting standards as may be required by the Financial Accounting Standards Board. Performance Awards may also be granted in the sole discretion of the Committee if the Company’s performance during a specified Performance Period, as measured by one or more of the criteria enumerated in this Section 9.3, as compared to comparable measures of performance of peer companies, equals or exceeds Performance Objectives established by the Committee not later than the applicable deadline under Treasury Regulation 1.162-27(e). No Performance Award shall be settled or paid out to a Participant for a Performance Period prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Participant. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power, in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any Performance Period to zero or such other amount as it shall determine; (b) impose service requirements which must be fulfilled by the Participant during the Performance Period or subsequent to the attainment of the Performance Objective; and (c) provide for accelerated settlement or payment of a Performance Award upon a Change in Control or specified terminations of employment.

      9.4  Delivery. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the Performance Objective and any service requirements as may be imposed by the Committee, the shares awarded to such Participant as Restricted Stock shall be delivered to such Participant without any restrictions promptly after the applicable event, and the risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock Units shall then and thereafter be settled in accordance with the terms of such Restricted Stock Units (including any elective deferral of settlement permitted by the

Committee). The foregoing notwithstanding, the Committee may determine that any restrictions and/or deferral period applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant’s death while employed or serving as a Director or upon the Participant’s termination of employment or service due to disability or following a Change in Control.

      9.5  Shareholder Rights. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan. A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.

      9.6  Deferral of Receipt of Restricted Stock. A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date. Such additional Stock Units will be subject to the same risk of forfeiture, other restrictions, and deferral of settlement as the original Stock Units to which such additional Stock Units directly or indirectly relate. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the “Vesting Date”). Any such request for conversion must (a) be made by the Participant at least six months prior to the Vesting Date and (b) specify a deferral date which is no earlier than the earlier of (i) the Participant’s termination of employment or (ii) the first anniversary of the Vesting Date.

ARTICLE X

FORFEITURE AND EXPIRATION OF AWARDS

      10.1  Termination of Employment or Service. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

(a) With respect to Stock Options granted to Employees, in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 12 months following the date of permanent and total disability; in the event of death, Stock Options held at the time of death by the Participant may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or three years from the date of death; in the event of the Participant’s voluntary separation of employment, the Stock Options shall terminate and be forfeited as of the date of separation of employment; in the event of the Participant’s involuntary separation of employment, the Stock Option shall be exercisable until the end of the period of the Participant’s receipt of installments of severance pay, if any, from the Company; in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Options shall not be exercisable after the date of separation of employment;

(b) With respect to Limited Rights granted to Employees, in the event of Retirement or permanent and total disability, the Limited Rights shall continue in effect for six months following separation of service, and such Limited Rights may be exercised during such six month period; in the event of the Participant’s death or voluntary separation of service, the Limited Rights shall terminate as of the date of separation from employment; provided that Limited Rights pursuant to Section 8.1 may be exercised in accordance with their terms by the holder thereof who separated from employment following a Change in Control, without respect to the separation of employment of such holder; and

(c) With respect to Restricted Awards granted to Employees, in the event of a Participant’s voluntary or involuntary separation before the expiration of the employment period specified by the Committee, with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee, with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation.

      10.2  Leave of Absence. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.

ARTICLE XI

ADJUSTMENT PROVISIONS

      11.1  Share Adjustments. If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1 and the number of Awards that may be granted to an Employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. Any fractional share resulting from such adjustment may be eliminated.

      11.2  Corporate Changes. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan, in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:

(a) accelerate the exercise dates of any or all outstanding Awards;

(b) grant Limited Rights to holders of outstanding Stock Options;

(c) eliminate any and all restrictions with respect to outstanding Restricted Awards;

(d) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units;

(e) grant new Awards to any Participants; or

(f) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.

      11.3  Binding Determination. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.

ARTICLE XII

GENERAL PROVISIONS

      12.1  No Right to Employment. Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company’s or a Subsidiary’s right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party’s right to remove such Participant as a Director.

      12.2  Securities Requirements. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

      12.3  No Right to Stock. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

      12.4  Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Participant may (i) direct the Company or Subsidiary to withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company’s or Subsidiary’s obligation to withhold taxes, such determination to be based on the shares’ Fair Market Value as of the date on which tax withholding is to be made, (ii) deliver sufficient shares of Common Stock (based upon the

Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. The Committee may permit withholding of shares (as under (i) or (ii) of the preceding sentence) to cover the Participant’s taxes relating to an Award in excess of the withholding taxes if and to the extent that such withholding will not result in additional expense to the Company under then applicable accounting rules. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

      12.5  No Disposition. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non-qualified Stock Option (and any related limited right) to (a) a member or members of the Participant’s immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant’s immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant’s immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant’s immediate family.

      12.6  Severability; Construction. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.

      12.7  Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.

      12.8     Other Deferrals. The Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.

      12.9     Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 12.9 in a manner that is inconsistent with the express terms of the Plan, including to authorize cash payments in lieu of issuance or delivery of shares, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

ARTICLE XIII

AMENDMENT AND TERMINATION

      13.1  Amendments; Suspension; Termination. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that after the shareholders have approved this Plan in accordance with Section 14.1, the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or (c) make a material revision to the Plan within the meaning of Section 303A(8) of the Listed Company Manual of the New York Stock Exchange as then in effect ; and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant.

ARTICLE XIV

DATE OF PLAN ADOPTION

      14.1  Date of Plan Adoption. This Plan was adopted by the Board effective December 3, 1996 and approved by shareholders April 15, 1997. The amendment and restatement of the Plan has been adopted by the Board effective February 10, 2004, subject to shareholder approval at the Company’s 2004 Annual Meeting of Shareholders. Awards (other than Restricted Stock) may be granted under the terms of the amended and restated Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, to the extent any such Award exceeded the authorization under the terms of the Plan in effect prior to the amendment and restatement, the excess portion of such Award shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of this Plan and until such Awards have been settled, terminated or forfeited.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Shareholder:

VF Corporation encourages you to take advantage of one of the convenient ways to vote your shares. You can vote 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. To vote your shares by telephone or the Internet, you must have this proxy/voting instruction card in hand. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 26, 2004.

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Your vote is important. Please vote immediately.

Vote-by-Internet

1.	To vote on the Internet, go to the web site http://www.eproxyvote.com/vfc

OR

Vote-by-Telephone

2.	To vote over the telephone, dial 1-877-PRXVOTE (1-877-779-8683). Shareholders outside of the U.S. and Canada should call 1-201-536-8073.

Your telephone or Internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you had marked, signed, dated, and returned the proxy/voting instruction card. IF YOU CHOOSE TO VOTE TELEPHONICALLY OR THROUGH THE INTERNET, THERE IS NO NEED TO MAIL BACK YOUR PROXY/VOTING INSTRUCTION CARD.

Your vote is important. Thank you for voting.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example.	0570

Shares subject to this proxy/voting instruction card will be voted in the manner indicated below, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan, FOR ratification of the selection of the independent auditors, and AGAINST the shareholder proposals. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the detachable portion of the card.

The Board of Directors recommends a vote FOR Items No. 1, 2, and 3, and AGAINST Items No. 4 and 5.

1. Election of Directors.

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES

☐

FOR ALL NOMINEES EXCEPT AS WRITTEN ABOVE

		FOR	AGAINST	ABSTAIN
2.	Approve an amendment and restatement of VF’s 1996 Stock Compensation Plan.	☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent auditors for the fiscal year ending January 1, 2005.	☐	☐	☐
4.	Shareholder Proposal requesting declassification of the Board of Directors for the purpose of director elections.	☐	☐	☐
5.	Shareholder Proposal requesting the Board of Directors to adopt a policy relating to international labor organization standards and issue a report on the policy’s implementation.	☐	☐	☐

I will attend the Annual Meeting.	☐
Change of address/comments	☐

TO VOTE BY MAIL, Please sign, date and return your proxy promptly in the enclosed envelope. No postage required if mailed in the United States.

NOTE:	Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan for
Salaried Employees (the “Salaried 401(k)”):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 9, 2004 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2004, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan
for Hourly Employees (the “Hourly 401(k)”):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 9, 2004 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2004, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).

Voting Request for the VF Executive Deferred Savings Plan (the “EDSP”):

This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vote the VF Corporation shares held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 9, 2004, at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2004, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

DETACH HERE

PROXY SOLICITATION/VOTING INSTRUCTION CARD

VF CORPORATION

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on April 27, 2004

The undersigned hereby appoints M.J. McDonald and C.S. Cummings, and each of them acting individually, proxies of the undersigned, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the undersigned on March 9, 2004, at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2004, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.

Election of Directors, Nominees for a 3-year term:

01 Edward E. Crutchfield, 02 George Fellows, 03 Daniel R. Hesse, 04 Clarence Otis, Jr.

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

VOTING REQUEST

To:	VF Corporation Pension Plan Committee (the “Committee”) Administrator of the VF Deferred Savings Plan for Non-Employee Directors (the “Plan”)

     As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee’s procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant’s Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS

     The Board of Directors of the Corporation recommends a vote FOR the election of all nominees as Directors.

Nominees:	For a 3-year term: Edward E. Crutchfield, George Fellows, Daniel R. Hesse and Clarence Otis, Jr.

☐	VOTE FOR all nominees listed above, except vote withheld from individual nominees as follows:	☐	VOTE WITHHELD from all nominees

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF VF’S 1996 STOCK COMPENSATION PLAN

     The Board of Directors of the Corporation recommends a vote FOR approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF’S INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 1, 2005.

     The Board of Directors of the Corporation recommends a vote FOR ratification of the selection of the independent auditors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SHAREHOLDER PROPOSAL 1

     The Board of Directors of the Corporation recommends a vote AGAINST the Shareholder Proposal requesting declassification of the Board of Directors for the purpose of director elections.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SHAREHOLDER PROPOSAL 2

     The Board of Directors of the Corporation recommends a vote AGAINST the Shareholder Proposal requesting the Board of Directors to adopt a policy relating to international labor organization standards and issue a report on the policy’s implementation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2

     I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the election of all nominees as Directors, FOR approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan, FOR ratification of the selection of the independent auditors, and AGAINST the shareholder proposals.

Signature of Participant:

Dated: , 2004

IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.	PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

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